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                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                                  FORM 8-K

                               CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): March 17, 2000

                        MICHAEL PETROLEUM CORPORATION
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            (Exact name of registrant as specified in its charter)

           Texas                       333-52263*                76-0510239
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(State or other jurisdiction    (Commission File Number)       (IRS Employer
      of incorporation)                                     Identification No.)

13101 Northwest Freeway,
Suite 320
Houston, Texas                                           77040
(Address of principal executive offices)              (Zip Code)

Registrant's telephone number, including area code: (713) 895-0909

* The Commission File Number refers to a Form S-4 Registration Statement filed by the Registrant under the Securities Act of 1933 which was declared effective on July 22, 1998.

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Item 3. BANKRUPTCY OR RECEIVERSHIP

        On December 10, 1999, Michael Petroleum Corporation (the "Company"), its parent corporation and certain of its subsidiaries entered into an agreement (the "Voting Agreement") with certain holders (the "Consenting Holders") of the Company's 11 1/2% Senior Notes concerning a consensual joint plan of reorganization of the Company. The terms of the Voting Agreement contemplated that the joint plan of reorganization (the "Plan") will provide for a sale of the Company or its assets in court-supervised proceedings under the Bankruptcy Code. Also on that date, the Company and certain of its subsidiaries filed petitions for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas, Laredo Division (the "Bankruptcy Court"). As contemplated by the Voting Agreement, the Company and its subsidiaries continue to operate as debtors-in-possession subject to the supervision of the Bankruptcy Court.

        The Voting Agreement provides that the obligations of the Consenting Holders may terminate upon a "Termination Event," which includes any failure under the marketing process relating to the sale of the Company or its assets to timely achieve certain milestones, including receipt of at least one final bid in an amount sufficient to constitute a "Qualifying Asset Sale" on or before March 17, 2000.

        A "Qualifying Asset Sale" is defined in the Voting Agreement as any sale of the Company or its assets for at least $120 million, as adjusted for certain costs and working capital items. As of March 17, 2000, the Company had not received a final bid in an amount sufficient to constitute a Qualifying Asset Sale; nonetheless, the Company and its advisors are continuing to negotiate with its bondholders and with prospective purchasers regarding a consensual plan of reorganization.


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                                   SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                       MICHAEL PETROLEUM CORPORATION


                                       By: /s/ ROBERT L. SWANSON
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                                               Robert L. Swanson
                                               Vice President -- Finance


Dated: March 22, 2000